Exhibit 5.1

SIDLEY AUSTIN LLP
787 SEVENTH AVENUE
NEW YORK, NY 10019
+1 212 839 5300
+1 212 839 5599 FAX

AMERICA • ASIA PACIFIC • EUROPE

October 17, 2018

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Re:                             FedEx Corporation
4.200% Notes due 2028
4.950% Notes due 2048

Ladies and Gentlemen:

This opinion is furnished in connection with the issuance and sale by FedEx Corporation, a Delaware corporation (the “Company”), of (i) $400,000,000 aggregate principal amount of its 4.200% Notes due 2028 (the “2028 Notes”) and (ii) $850,000,000 aggregate principal amount of its 4.950% Notes due 2048 (the “2048 Notes,” and together with the 2028 Notes, the “Notes”) and the related joint and several guarantees of the Notes, each dated October 17, 2018 (the “Guarantees,” and together with the Notes, the “Securities”) by the guarantors listed in Schedule I hereto (the “Guarantors”) pursuant to the Company’s Registration Statement on Form S-3, Registration Nos. 333-226426 and 333-226426-01 through 09 (the “Registration Statement”), the Prospectus constituting a part thereof, dated July 30, 2018, relating to the offering from time to time of certain securities of the Company and the Guarantors (including the Notes and the Guarantees) pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”), the Prospectus Supplement, dated October 15, 2018, to the above-mentioned Prospectus relating to the Securities and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 promulgated under the Act (the Prospectus, dated July 30, 2018, and the Prospectus Supplement, dated October 15, 2018, being hereinafter referred to, collectively, as the “Prospectus”), and the Indenture, dated as of October 23, 2015 (the “Base Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 6 thereto, dated as of October 17, 2018 (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee (together with the Base Indenture, the “Indenture”).

We have examined the Registration Statement, the Prospectus, the Indenture, the form of Notes of each series (with the maturities, interest rates and other terms inserted therein) and the related Guarantees and such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed.

Based on such examination, we are of the opinion that:

1.                                      When the Notes have been duly executed and issued by the Company and authenticated and delivered by the Trustee pursuant to the Indenture against payment as contemplated in the Prospectus, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.                                      The Guarantees have been duly authorized by the applicable Delaware Guarantors (as specified on Schedule I hereto) and, assuming the due authorization, execution and delivery of the Guarantees by the applicable Non-Delaware Guarantors (as specified on Schedule I hereto),  when the Guarantees have been duly executed and delivered by the applicable Delaware Guarantors and the Notes have been duly executed and issued by the Company and authenticated and delivered by the Trustee pursuant to the Indenture against payment as contemplated in the Prospectus, the Guarantees will constitute valid and legally binding obligations of the applicable Guarantor, enforceable against such Guarantor in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws relating to or affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

In rendering the opinions in paragraphs (1) and (2) above, we have assumed that each of the Trustee and the Non-Delaware Guarantors has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.  In addition, we have assumed that (i) the execution, delivery and performance of the Indenture and the Securities (a) are within the corporate powers of each of the Trustee and the Non-Delaware Guarantors, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of each of the Trustee and the Non-Delaware Guarantors, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any public policy, any provisions of applicable law or regulation, any judgment, injunction, order or decree or any agreement or other instrument binding upon such party and (ii) the Indenture is a valid, legally binding and enforceable agreement of the Trustee.

The foregoing opinions are given on the date hereof and are limited to matters arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act as in effect on the date hereof.  Insofar as the foregoing opinions involve matters governed by the laws of the States of Arkansas or Texas, we have relied, without independent inquiry or investigation, on the opinions of Christina R. Conrad, Managing Director  – Employment Law and Assistant Secretary of FedEx Freight, Inc.,

and Kimble H. Scott, Senior Vice President and General Counsel of FedEx Office and Print Services, Inc., delivered to you today.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act or the related rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Sidley Austin LLP

Schedule I

Guarantors	Jurisdiction of Organization
Delaware Guarantors:
Federal Express Corporation	Delaware
Federal Express Europe, Inc.	Delaware
Federal Express Holdings S.A., LLC (formerly Federal Express Holdings S.A.)	Delaware
Federal Express International, Inc.	Delaware
FedEx Corporate Services, Inc. (into which FedEx TechConnect, Inc., a Delaware corporation, was merged)	Delaware
FedEx Freight Corporation	Delaware
FedEx Ground Package System, Inc.	Delaware
Non-Delaware Guarantors:
FedEx Freight, Inc.	Arkansas
FedEx Office and Print Services, Inc.	Texas